Exhibit 10.55

ASSURED GUARANTY LTD.
PERFORMANCE RETENTION PLAN

(As Amended and Restated February 8, 2007)

ASSURED GUARANTY LTD.
PERFORMANCE RETENTION PLAN

SECTION 1
GENERAL

1.1.  Purpose.  Effective February 2, 2006, Assured Guaranty Ltd. (the “Company”) established the Assured Guaranty Ltd. Performance Retention Plan (the “Plan”) as a means of attracting and retaining the services of experienced and knowledgeable officers and employees and as a means of aligning their interests with the interests of the Company and its shareholders.  The Plan permits the Company to award performance retention bonuses to eligible officers and employees, subject to the terms and conditions of this Plan.  The Plan is now amended, restated, and continued effective February 8, 2007, the “Effective Date” of the Plan as set forth herein.

1.2.  Participation.  Subject to the terms and conditions of the Plan, the Committee shall determine and designate from time to time, from among the executive and management employees of the Company and the Related Companies, those persons who shall be granted an award under the Plan, who will thereby become “Participants” in the Plan.

1.3.  Operation, Administration, and Definitions.  The operation and administration of the Plan shall be subject to the provisions of Section 3 (relating to operation and administration).  Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 7).

SECTION 2
PERFORMANCE RETENTION BONUS AMOUNT

2.1.  The Performance Retention Bonus.  Subject to the terms and conditions set forth below, the Committee may, in its discretion, award a “Performance Retention Bonus” to a Participant.  The Performance Retention Bonus shall equal the product of (a) a principal amount designated by the Committee, multiplied by (b) a fraction, the numerator of which is the Company’s Modified Adjusted Book Value as of the last day of the applicable Performance Period and the denominator of which is the Company’s Modified Adjusted Book Value as of the first day of the applicable Performance Period; provided, however, that the fraction in clause (b) shall in no event be less than one.   If the Company’s Modified Adjusted Book Value is no greater on the last day of the applicable Performance Period than it was on the first day of the applicable Performance Period, then the Participant’s Performance Retention Bonus shall consist only of the originally-designated principal amount described in clause (a) of the immediately preceding sentence. The date on which the Committee awards the Performance Retention Bonus to a Participant is the “Bonus Award Date” with respect to such Performance Retention Bonus.

2.2.  Performance Retention Bonus Payment Date.  Except as otherwise provided in this Section 2 or as otherwise provided by the Committee on the Bonus Award Date, a

Participant’s Performance Retention Bonus shall be payable on the first to occur of the following events (the “Performance Retention Bonus Payment Date”): (a) the fourth anniversary of the Bonus Award Date, provided that the Participant is still employed by the Company or a Related Company on such date or the Participant’s Date of Termination resulting from his or her Retirement occurred on or prior to such date; or (b) the Participant’s Date of Termination resulting from the Participant’s death or Disability.  The Performance Retention Bonus shall be paid to the Participant in a lump sum on or as soon as practicable after the Performance Retention Bonus Payment Date, but in any event no later than the last day of the Year in which the Performance Retention Bonus Payment Date occurs (or if later, the 15th day of the third month following the Performance Retention Bonus Payment Date).

2.3.  Forfeiture of Performance Retention Bonus.  Notwithstanding any other provision of this Plan, if the Participant’s Date of Termination occurs prior to the fourth anniversary of the Bonus Award Date as designated in clause (a) of subsection 2.2 (or such other date designated as the Performance Retention Bonus Payment Date by the Committee on the Bonus Award Date in accordance with section 2.2) for any reason other than Retirement, as described in clause (a) of subsection 2.2, or death or Disability, as described in clause  (b) of subsection 2.2, the Participant shall forfeit any and all rights to the Performance Retention Bonus.

2.4.  Performance Period.  Except as otherwise provided by the Committee on the Bonus Award Date, the Performance Period for a Performance Retention Bonus is the four-year period beginning on January 1 of the Year in which the Bonus Award Date occurs and ending on December 31 of the fourth following Plan Year (for example, the Performance Period for a Performance Retention Bonus with a Bonus Award Date of February 8, 2007, is the period beginning January 1, 2007 and ending December 31, 2010).  Notwithstanding the foregoing, if a Participant’s Performance Retention Bonus Payment Date occurs as a result of the Participant’s death, Disability, or Retirement, as described in subsection 2.2, then the Performance Period shall end on the last day of the calendar quarter coincident with or immediately preceding the Participant’s Date of Termination resulting from such death, Disability or Retirement (and as provided in clause (a) of subsection 2.2, the Performance Retention Bonus Payment Date with respect to Retirement shall be the fourth anniversary of the Bonus Award Date (or such other date provided by the Committee on the Bonus Award Date), but as provided in clause (b) of subsection 2.2, the Performance Retention Bonus Payment Date with respect to death or Disability shall be the Date of Termination resulting from such death or Disability).

SECTION 3
OPERATION AND ADMINISTRATION

3.1.  Effective Date.  The “Effective Date” of the Plan is February 8, 2007, as set forth in Section 1.1.

3.2.  Benefits May Not Be Assigned.  The interests of a Participant under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the

Participant’s beneficiary.  The Participant’s rights under the Plan are not transferable other than as designated by the Participant by will or by the laws of descent and distribution.

3.3.  Plan Not Contract of Employment.  The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of any Employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

3.4.  Heirs and Successors.  The Plan shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any benefits deliverable to a Participant under the Plan have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Designated Beneficiary in accordance with the provisions of the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by a Participant in a writing filed with the Board in such form and at such time as the Board shall require.  If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant.  If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the complete distribution of benefits to the Designated Beneficiary under the Plan, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

3.5.  Distributions to Disabled Persons.  Notwithstanding the provisions of subsection 2.2 or subsection 3.4, if, in the opinion of the Committee, a Participant or beneficiary is under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, the Board may direct that payment be made to a relative or friend of such person for his benefit until claim is made by a conservator or other person legally charged with the care of his person or his estate, and such payment shall be in lieu of any such payment to such Participant or beneficiary.  Thereafter, any benefits under the Plan to which such Participant or beneficiary is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate.

3.6.  Applicable Laws.  The Plan shall be construed and administered in accordance with the laws of Bermuda.

3.7.  Gender and Number.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

3.8.  Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

3.9.  Taxes.  All payments under the Plan are subject to all applicable taxes, which are the responsibility of the Participant, and the Company is authorized to withhold any taxes as may be required by applicable law.

3.10.  No Additional Benefit.  Neither the award of a Performance Retention Bonus nor the payment made in settlement of a Performance Retention Bonus shall be taken into account as compensation or otherwise for purposes of determining a Participant’s right to a benefit or the amount of any benefit under any other plan maintained by the Company or any Related Company.

SECTION 4
SOURCE OF BENEFIT PAYMENTS

4.1.  Liability for Benefit Payments.  Subject to the provisions of this Section 4, an Employer shall be liable for payment of benefits under the Plan with respect to any Participant to the extent that such benefits are attributable to services rendered by the Participant to that Employer.  Any disputes relating to liability of Employers for benefit payments shall be resolved by the Board.

4.2.  No Guarantee.  Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Employers whatsoever, including, without limitation, any specific funds, assets, or other property which the Employers, in their sole discretion, may set aside in anticipation of a liability under the Plan.  A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Employers.  Nothing contained in the Plan shall constitute a guarantee by any of the Employers that the assets of the Employers shall be sufficient to pay any benefits to any person.

SECTION 5
COMMITTEE

5.1.  Administration.  The authority to control and manage the operation and administration of the Plan shall be vested in the Compensation Committee of the Board (“the Committee”) in accordance with this Section 5.

5.2.  Powers of Committee.  The Committee’s administration of the Plan shall be subject to the following:

(a)                                  Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the executive and management employees of the Company and any Related Company those persons who shall be eligible to participate in the Plan.

(b)                                 The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(c)                                  Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

5.3.  Delegation by Committee.  Except to the extent prohibited by applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.  Any such allocation or delegation may be revoked by the Committee  any time.

5.4.  Information to be Furnished to Committee.  The Company shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties.  The records of the Company as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect.  Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

SECTION 6
AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, provided that no amendment or termination may materially adversely affect the rights of any Participant or beneficiary under the Plan with respect to Plan Years that have ended prior to the date on which such amendment or termination is adopted by the Board. Notwithstanding the foregoing, it is the intent of the Company that the Plan and the Performance Retention Bonuses granted hereunder comply with the requirements of section 409A of the Code.  The Board retains the right to amend the Plan, and the Committee retains the right to amend any Performance Retention Bonuses awarded under the Plan, to the extent it deems it necessary or desirable to conform to the requirements of section 409A of the Code and applicable guidance issued thereunder.

SECTION 7
DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

(a)                                  Board.  The term “Board” means the Board of Directors of the Company.

(b)                                 Code.  The term “Code” means the United States Internal Revenue Code of 1986, as amended.

(c)                                  Date of Termination.  A Participant’s “Date of Termination” means the first day on which the Participant is not employed by the Company or any Related Company, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Related Company or between two Related Companies, nor by reason of a Participant’s termination of employment with the Company or a Related Company if immediately following such termination of employment the Participant continues to be or becomes a Director; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Related Company approved by the Participant’s employer.  If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Related Company (and the Participant’s employer is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Related Company, then the occurrence of such transaction shall be treated as the Date of Termination.

(d)                                 Director.  The term “Director” means a member of the Board, who may or may not be an employee of the Company or a Related Company.

(e)                                  Disability.  The Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 180 days.

(f)                                    Employer.  The term “Employer” means the Company and each of the Related Companies that adopts the Plan.

(g)                                 Modified Adjusted Book Value.  The “Modified Adjusted Book Value” of the Company as of any date shall be determined by the Committee in its sole discretion, and shall be based on the book value of the Company, derived by determining shareholders’ equity, and by then adding the after-tax value of the financial guaranty and mortgage guaranty net unearned premium reserves less deferred acquisition costs, plus the present value of estimated net future installment premiums (as reported in the Company’s quarterly Financial Supplement), excluding the effects of Accumulated Other Comprehensive Income (AOCI) and the effects of unrealized gains and losses on derivative financial instruments (FAS 133).  In the event of a corporate transaction involving the Company (including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, amalgamation, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares), the Committee may further adjust the calculation of the Company’s Modified Adjusted Book Value as the Committee deems necessary or desirable in order to preserve the benefits or potential benefits of the Performance Retention Bonuses awarded under the Plan.

(h)                                 Plan Year.  The term “Plan Year” means the calendar year.

(i)                                     Related Companies .  The term “Related Company” means the Company and any corporation, partnership, joint venture or other entity during any period in which at least fifty percent of the voting power of all classes entitled to vote with respect to such entity is owned, directly or indirectly, by the Company.

(j)                                     Retirement.  “Retirement” of a Participant shall mean with respect to an employee of the Company or a Related Company the occurrence of a Participant’s Date of Termination with the consent of the Participant’s Employer after the Participant has completed five years of service and attained age 55.  For purposes of this definition, years of service shall be determined in accordance with rules which may be established by the Committee, and shall take into account service with the Company and its Subsidiaries, as well as service with ACE Limited and its subsidiaries occurring prior to the initial public offering of stock of the Company.  Notwithstanding that the Participant’s Date of Termination occurs with the consent of the Participant’s Employer after the Participant’s completion of five years of service and the attainment of age 55, the Committee retains the discretion to determine at any time on or prior to the applicable Performance Retention Bonus Payment Date that the Participant’s Date of Termination did not result from Retirement because the Participant has continued or intends to continue to be employed by or provide services to a business in the financial services industry, and that the Participant shall forfeit all rights to the Performance Retention Bonus in accordance with subsection 2.3 of the Plan.